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                         DEFERRED COMPENSATION AGREEMENT

         This Agreement, made and effective this 12th day of June, 1996, by and between Wendy's International, Inc., an Ohio Corporation (the "Corporation") with its principal place of business in Dublin, Ohio, and James W. Near (the "Executive") residing in Westerville, Ohio.

         WHEREAS, the Executive currently serves as Chairman of the Board of Directors of the Corporation;

         WHEREAS, the Executive has been employed by the Corporation or its subsidiaries since October 18, 1979 and has made, and continues to make, significant professional and personal contributions to the successful operation and recognized good will and reputation of the Corporation; and

         WHEREAS, the Corporation wishes to provide to the Executive a supplemental deferred cash benefit.

         NOW, THEREFORE, the Corporation and the Executive mutually agree as follows:

         1. Deferral Account. The Corporation shall establish a bookkeeping account in the name of the Executive which shall be referred to as the "Deferral Account" and which shall be credited the amounts provided in Section 2.

         2.   Contributions to the Deferral Account.

              (a) As of the last day of 1996 and of each subsequent calendar year ending with (i) the calendar year in which the Severance Period (as defined in the Separation and Consulting Agreement dated November 2, 1988, by and between the Corporation and the Executive) ends, (ii) if the Executive's employment with the Corporation terminates by reason of Disability, the calendar year in which the Executive attains age 65 or dies, if earlier or (iii) if the Executive's employment terminates after he attains age 65 the calendar year in which he attains age 65, the Corporation shall credit to



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the Deferral Account an amount equal to twenty-thousand dollars ($20,000.00)
(the "Annual Credit"); provided, however, that for the final calendar year in respect of which the Deferral Account is credited pursuant to this Section 2(a), the Annual Credit shall be $20,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed through the end of the Severance Period (or, if either of clauses (ii) or (iii) above are applicable, through the earlier of the Executive's death or 65th birthday), and the denominator of which is 365. For purposes of this Agreement "Disability" shall have the meaning set forth in the Corporation's long term disability program then applicable to the Executive.

              (b) As of the end of each calendar year prior to the calendar year in which the balance in the Deferral Account is distributed or commences to be distributed and as of the end of the calendar quarter preceding the date the Deferral Account is distributed or commences to be distributed, the Deferral Account shall be credited with interest (on the balance of the Deferral Account as of the end of the preceding calendar year) at the rate credited on the "Account Balance Benefit" (as defined in the Wendy's International, Inc. Pension Plan (the "Pension Plan")) for such calendar year or portion of a calendar year, as applicable (the "Pension Plan Interest Rate"); provided, however, that if the Pension Plan is amended or terminated at any time after the date hereof, such amendment or termination shall not affect the determination of the Pension Plan Interest Rate which shall be determined in accordance with the terms of the Pension Plan as in effect on the date hereof.

         3.   Payment of Deferral Account Balance.

              (a) The Deferral Account shall be distributed to the Executive in a lump sum, (or, if the Executive makes the Installment Election, shall commence to be distributed) on a date (the "Payment Date") as soon as practical after the close of the calendar year in respect of which the final credit is made to the Deferral Account pursuant to Section 2(a) or if later, the end of the calendar year in which the Executive terminates



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employment with the Corporation; provided, however, that in lieu of a lump sum distribution, the Executive may elect, at any time prior to 12 months before the Payment Date, to have the Deferral Account distributed in annual installments commencing on the Payment Date and extending over a period not exceeding the joint and last survivor life expectancies (as determined under Treas. Reg.
Section 1.72-9) of the Executive and his spouse (the "Installment Election"). Any such election may be changed prior to the date 12 months before the Payment Date, at which time the election shall become irrevocable. An Installment Election shall specify the period over which the installments shall be made and whether the distribution shall be made (A) in equal installments, in which case the amount of each installment will be determined as of the end of the calendar year preceding the Payment Date so that the present value of all installments, discounted for interest only at the "Applicable Interest Rate" (within the meaning of Section 417(e)(3) of the Code) equals the Deferral Account balance as of the date of determination (the "Equal Installment Method"), or (B) in annual installments where the amount of each payment is determined by dividing the Deferral Account balance as of the end of the calendar year preceding the date of payment by the number of installments remaining to be paid (the "Variable Installment Method"). In the event the Variable Installment Method is elected, the Deferral Account will be credited with interest at the Pension Plan Interest Rate at the end of each calendar year during the period of distribution until all amounts are distributed.

              (b) If the Executive dies prior to the distribution of the entire Deferral Account, the balance of the Deferral Account as of the date of his death shall be paid in a lump sum as soon as practical after the Executive's death to the Executive's beneficiary designated in a writing filed with the Corporation. If the Executive has no named beneficiary that survives him, such payment shall be made to his estate; provided, however, that if the Executive dies after the distribution of the Deferral Account has commenced pursuant to the Equal Installment Method, such balance shall be deemed to



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equal the present value of the installments remaining to be paid at the time of his death discounted for interest only at the Applicable Interest Rate.

         4. In the event the Executive elects to receive the distribution of his Deferral Account in installments pursuant to the terms of Section 3(a), promptly after the end of the calendar year immediately preceding the Payment Date, the Corporation shall establish a "rabbi" trust with an independent institutional trustee for the payment of the benefits provided under Section 3 of this Agreement, and shall fund such trust as soon as practical after it is established with an amount equal to the balance then in the Deferral Account. Upon a Material Change (as such term is defined in the Key Executive Agreement between the Executive and the Corporation) prior to the Payment Date, the Corporation shall establish such a trust and shall fund the trust as soon as practical after it is established with an amount equal to the balance then in the Deferral Account. The trust shall be irrevocable but shall provide that its assets will be part of the general assets of the Corporation and available for the payment of the debts of the Corporation in the event of the Corporation's insolvency or bankruptcy. In the event that the principal of the trust, and any earnings thereon, are not sufficient to make the installment payments in accordance with the terms of Section 3 of this Agreement, the Corporation shall pay to the Executive directly any shortfall as it becomes due. After all of the obligations under Section 3 of this Agreement have been satisfied, any remaining assets in the trust shall be returned to the Corporation.

         5. No Trust or Escrow. The crediting of the Deferral Account hereunder shall be merely for the purpose of recording an unsecured contractual obligation. The amounts credited to the Deferral Account shall not be held by the Corporation in a trust or similar fiduciary capacity and neither the Executive, his beneficiaries nor his estate shall have any rights to the amounts credited to the Deferral Account except as a general unsecured creditor of the Corporation.



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         6.   Withholding. All amounts which are credited to the Deferral
Account and/or which are payable pursuant to this Agreement shall be subject to all applicable withholding and other employment taxes.

         7. Expenses. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Corporation shall pay on a current basis all expenses (including reasonable attorney's fees) incurred by Executive in connection with such arbitration and the entering of such award.

         8. Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

         9. Governing Law. The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of Ohio. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

         10. Modification. This Agreement may be modified or amended only by an instrument in writing signed by both the Corporation and the Executive.

         11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the Corporation and Executive have executed this
Agreement on the day and year above first written.

EXECUTIVE:                                  CORPORATION:

                                            WENDY'S INTERNATIONAL, INC.


/s/ James W. Near                           /s/ Gordon F. Teter
- -----------------------------------         ------------------------------------
James W. Near                               By:  Gordon F. Teter
Chairman of the Board                       President, Chief Executive Officer,
                                            Chief Operating Officer

                                            /s/ John K. Casey
                                            ------------------------------------
                                            John K. Casey
                                            Vice Chairman and
                                            Chief Financial Officer



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